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                                                                     EXHIBIT 5.1



                               September 28, 2001




Restoration Hardware, Inc.
15 Koch Road, Suite J
Corte Madera, California  94925

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 of Restoration Hardware, Inc., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 6,875,000 shares of the Company's Common Stock, $0.0001 par value per share (the "Common Stock"), upon the conversion of the Company's outstanding Series A Preferred Stock, $0.0001 par value per share (the "Series A"). Upon conversion of the Series A, the Common Stock may be sold to the public by the selling stockholders named in the Registration Statement.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the possible future issuance by the Company of the Common Stock.

        We are of the opinion that, upon conversion of the Series A, the shares of Common Stock, when issued by the Company, will be duly authorized and legally issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

                                            Very truly yours,

                                            /s/ Morrison & Foerster LLP